THE LONERGAN LAW FIRM, LLC
Lawrence R. Lonergan, Esq. (Attorney ID #041682007)
96 Park Street
Montclair, NJ 07042
(973) 641-4012
llonergan@wlesq.com
Attorneys for Plaintiff

FILED
FEB 14 2020
James R. Paganelli, J.S.C.

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CUSTODIAN VENTURES, LLC,

Plaintiff,

vs.

PHONEBRASIL INTERNATIONAL, INC., f/k/a UTZ TECHNOLOGIES, INC.,

Defendant.

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SUPERIOR COURT OF NEW JERSEY EQUITY DIVISION: ESSEX COUNTY

C-2-20
Civil Action No. ~~ESX-L-005748-19~~

ORDER GRANTING MOTION

This matter having been opened to the Court by Lawrence R. Lonergan, Esq., of the Lonergan Law Firm, LLP, attorneys for Plaintiff Custodian Ventures, LLC, by motion dated October 3, 2019 for an Order

(a) finding that Plaintiff has exhausted all reasonable means of serving the Summons and Complaint in this action on defendant Phonebrasil International, Inc., f/k/a Utz Technologies, Inc. as required by Rule 4:4-4(b)(3), and, that Defendant is deemed to have been served with the Summons and Complaint by due process of law; and, upon such finding,

(b) compelling Defendant to schedule and hold an annual meeting pursuant to N.J.S. 14A:5-2 forthwith; and

(c) granting such other and further relief as this Court may deem just and equitable.

And, Plaintiff Custodian Ventures, LLC, by its counsel, Lawrence R. Lonergan, Esq., of the Lonergan Law Firm, having submitted a Certification of Lawrence R. Lonergan, Esq. with

exhibits, including a Complaint certified by David Lazar, an officer of Plaintiff Custodian Ventures, LLC; and having received no response or opposition thereto from defendant Phonebrasil International, Inc., f/k/a Utz Technologies, Inc.; and the Court having read the papers filed by Plaintiff Custodian Ventures, LLC, with proof of service filed; and the Court having heard oral argument from counsel for Plaintiff on Feb. 14, 2020; and it appearing that there exists good and sufficient reason for the entry of the within Order;

IT IS ON THIS 14th **DAY OF** February, **20~~19~~** 20**:**

ORDERED, that Plaintiff's motion is granted, and Defendant Phonebrasil International, Inc., f/k/a Utz Technologies, Inc. is hereby deemed to have been served with the Summons and Complaint herein pursuant to Rule 4:4-4(b)(3), and has failed to answer or respond in the time allotted by Rule 1:20–6.2; and it is further

ORDERED, that upon the application of Plaintiff, a shareholder of Defendant Phonebrasil International, Inc., f/k/a Utz Technologies, Inc., pursuant to N.J.S. 14A:5-2, a meeting of the shareholders of Defendant Phonebrasil International, Inc., f/k/a Utz Technologies, Inc.be held at ~~[illegible]~~ 11:00AM eastern time, on the 17 day of April, 20~~19~~ 20, for the transaction of the following business: 96 Park Street Montclair, NJ 07042.

(a) the election of new officers and a new board of directors; and

(b) such other and further business as the shareholders attending the meeting shall deem appropriate; and its further

ORDERED, the shareholders of Defendant Phonebrasil International, Inc., f/k/a Utz Technologies, Inc. present in person or by proxy and having voting powers shall constitute a quorum for the transaction of the business designated herein; and its further

ORDERED, that a copy of this Order be served upon Defendant Phonebrasil International, Inc., f/k/a Utz Technologies, Inc. and all known shareholders of Defendant Phonebrasil International, Inc., f/k/a Utz Technologies, Inc.by regular mail within 7 days hereof.

JAMES R. PAGANELLI J.S.C.

No opposition filed.
Reasons stated on the record.